LETTER OF CONSENT
       RE: UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

We hereby consent to the incorporation by reference of our report as of January 31, 2000 relating to the unaudited condensed consolidated interim financial statements of Insider Street.com, Inc. that are included in the Form 10-Q for the quarter ended January 31, 2000 in this filing on Form S-8.

By: /s/ Raymond Miller
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202 East Madison Street
Tampa, Florida 33602
Telephone: (813) 221-6617